Exhibit 23.04
                 LETTERHEAD OF MILLER & CHEVALIER, CHARTERED

                                             April 4, 1994

P.T. ALatieF Freeport Finance Company B.V.
c/o Freeport-McMoRan Copper & Gold Inc.
First Interstate Bank Building
One East First Street, Suite 1600
Reno, Nevada  89501

Freeport-McMoRan Copper & Gold Inc.
First Interstate Bank Building
One East First Street, Suite 1600
Reno, Nevada 89501


Dear Sirs:

          We have reviewed the Registration Statement in Form S-3 and the Amendments Nos. 1, 2, 3, and 4 (the "Registration Statement") describing Senior Notes Due 2001 unconditionally guaranteed by Freeport-McMoRan Copper & Gold Inc. to be issued by P.T. ALatieF Freeport Finance Company B.V. ("Notes").

          This will confirm that, in our opinion, the consequences described under the heading "Taxation -- United States Income Tax Considerations" in the Prospectus are the material United States income tax consequences of acquiring and owning Notes under present law and that the descriptions contained under that heading are fair complete, and accurate in all material respects. Our opinion is subject to the qualifications stated under that heading.

          We consent to the filing of this opinion with the Securities and Exchange Commission and to the references to us in the Prospectus.

                              Very truly yours,


                              MILLER & CHEVALIER, CHARTERED

                              By:   /s/  Thomas W. Mahoney, Jr.
                                 __________________________________
                                         Thomas W. Mahoney, Jr.